Exhibit 23.2






                         Consent of Independent Auditors



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Hilb, Rogal and Hamilton Company dated December 4, 2001 for the registration of 85,000 shares of common stock and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the consolidated financial statements and schedule of Hilb, Rogal and Hamilton Company included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP



Richmond, Virginia
November 28, 2001